UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 5, 2009

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-146093	20-5748297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Corporate Woods Blvd.

Albany, NY 12211

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (518) 533-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On May 5, 2009, Momentive Performance Materials Inc. issued a press release announcing its consolidated results for the fiscal three-month period ended March 29, 2009. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 1, 2009, Sherwood Dodge resigned as a member of the Board of Directors (the “Board”) of Momentive Performance Materials Holdings Inc. (“Holdings”), the parent of Momentive Performance Materials Inc. (the “Company”), and as disclosed below, was replaced on the Board by Stephen Sedita on May 5, 2009. Mr. Dodge had been appointed to the Board as the designee of GE Capital Equity Investments, Inc. (“GE Capital-Equity”), pursuant to the terms of the Amended and Restated Securityholders Agreement dated March 5, 2007 by and among Holdings and its stockholders named therein (the “Securityholders Agreement”).

(d) On May 5, 2009, the Board appointed Stephen Sedita as a director of Holdings to fill the vacancy created by Mr. Dodge’s resignation. Mr. Sedita currently serves as Chief Financial Officer & Vice President of GE Consumer & Industrial, a business of General Electric Company and had previously served on the Board from February 1, 2007 to October 26, 2007. Mr. Sedita has been designated to serve on the Board by GE Capital-Equity pursuant to the Securityholders Agreement. Under the terms of the Securityholders Agreement, GE Capital-Equity has the right to nominate one designee for appointment or election to the Board, and has the right to remove and replace any such designee serving on the Board for any reason at any time, in each case provided GE Capital-Equity meets certain minimum stock ownership requirements. GE Capital-Equity owns approximately 9.9% of the common stock of Holdings.

As a director of Holdings, Mr. Sedita will be entitled to receive the standard compensation for directors of Holdings who are not employees of the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press release of Momentive Performance Materials Inc. dated May 5, 2009, announcing consolidated results for the fiscal three-month period ended March 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/Douglas A. Johns
Name:	Douglas A. Johns
Title:	General Counsel and Secretary

Date: May 5, 2009